     As filed with the Securities and Exchange Commission on August 22, 1997

                                                      Registration No. 333-29741

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                              --------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                             SUIZA FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                                7389                             75-2559681
  (State or other jurisdiction     (Primary standard industrial classification     (I.R.S. employer
of incorporation or organization)                 code number)                   identification number)


                             3811 Turtle Creek Blvd.
                                   Suite 1300
                              Dallas, Texas  75219
                                 (214) 528-0939
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 GREGG L. ENGLES
                Chairman of the Board and Chief Executive Officer
                             Suiza Foods Corporation
                             3811 Turtle Creek Blvd.
                                   Suite 1300
                              Dallas, Texas  75219
                                 (214) 528-0939
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                           WILLIAM A. McCORMACK, ESQ.
                               JON L. MOSLE, ESQ.
                              Hughes & Luce, L.L.P.
                                1717 Main Street
                                   Suite 2800
                              Dallas, Texas  75201
                                 (214) 939-5500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                              --------------------

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                              --------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
  TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM
SECURITIES TO BE REGISTERED  AMOUNT TO BE REGISTERED     PRICE PER UNIT (1)    AGGREGATE OFFERING PRICE  AMOUNT OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share                     2,500,000                  $33.69                 $84,225,000                $25,523(2)
===================================================================================================================================
(1) Pursuant to Rule 457(c), the price is estimated solely for the purpose of calculating the registration fee and is based on the average of high and low reported sales prices of the Common Stock of the Registrant on the New York Stock Exchange on
    June 19, 1997.
(2)  Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                2,500,000 SHARES

                             SUIZA FOODS CORPORATION

                                  COMMON STOCK


     This Prospectus constitutes a prospectus of Suiza Foods Corporation, a Delaware corporation (the "Company"), with respect to up to 2,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), which may be offered and issued by the Company from time to time in connection with future acquisitions of assets or securities of companies in the food distribution industry or other ancillary or related businesses. The consideration for the acquisition of such assets or securities may consist of cash, the assumption of liabilities and the shares of Common Stock being registered hereby, or any combination thereof, as determined pursuant to arms-length negotiations between the Company and the sellers of the assets or securities to be acquired. It is anticipated that the shares of Common Stock issued in any such acquisitions will be valued at a price reasonably related to the then current market value of the Common Stock.

                      ------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE

                      ------------------------------------



                 The date of this Prospectus is August 21, 1997.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

     (1) The audited financial statements of Pre-Acquisition Velda Farms, Garrido & Compania, Inc. and Subsidiaries, Swiss Dairy, a Corporation and Model Dairy, Inc. included in the Company's Final Prospectus dated January 22, 1997 and filed with the Commission pursuant to Rule 424(B) on January 23, 1997 (File No. 333-18263).

     (2) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Form 10-K").

     (3) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

     (4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated February 19, 1997 (Commission File No. 001-127-55), including any amendment or report filed for the purpose of updated such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the termination of the offering of Common Stock hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the filing date of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     The Company will provide a copy of the documents incorporated by reference herein (other than exhibits to such documents) without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person. Requests should be addressed to Tracy L. Noll, Suiza Foods Corporation, 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.

                                   THE COMPANY

     Suiza Foods Corporation is a leading manufacturer and distributor of fresh milk and related dairy products, plastic containers and packaged ice in the United States. The Company conducts its dairy operations primarily through its Puerto Rico dairy subsidiaries, Velda Farms, Inc., Swiss Dairy Corporation, Model Dairy, Inc., Dairy Fresh, Inc. and Garelick Farms, Inc., its plastics corporation through Franklin Plastics, Inc. and its ice operations through Reddy Ice Corporation. Each of these operating subsidiaries is a strong regional competitor with an established reputation for customer service and product quality. The Company's dairy and ice subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, schools and institutional food service customers.

     The Company has grown primarily through acquisitions since it was formed in 1988. Through these acquisitions, the Company has realized economies of scale and operating efficiencies by eliminating duplicative manufacturing, distribution, purchasing and administrative operations.


                      SECURITIES COVERED BY THIS PROSPECTUS

     The shares of Common Stock covered by this prospectus are available for use in future acquisitions of assets or securities of companies in the food distribution industry or other ancillary or related businesses. The consideration offered by the Company in such acquisitions in addition to the shares of Common Stock offered by this Prospectus may include such cash, debt or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by the Company of liabilities of the business being acquired, or a combination thereof. It is contemplated that the terms of acquisitions will be determined by negotiations between the Company and the management or the owners of the assets to be acquired or the owners of the securities (including newly issued securities) to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the assets or securities to be acquired, and other relevant factors. It is anticipated that the shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

     None of the shares of Common Stock covered by this Prospectus will be subject to restrictions on transfer under the Securities Act of 1933, as amended (the "Securities Act"), except that shares of Common Stock to be received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of an acquired company or business may be resold by them only pursuant to an effective registration statement under the Securities Act covering such shares, in transactions permitted by the resale provisions of Rule 145(d) under the Securities Act or Regulation S under the Securities Act (or, in the case of any such persons who become affiliates of the Company, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. This Prospectus will not be used by such affiliates in connection with any resale of their shares of Common Stock.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas. William A. McCormack, a partner with Hughes & Luce, L.L.P., beneficially owns 41,795 shares of Common Stock of the Company.

                                     EXPERTS

     The consolidated financial statements of Suiza Foods Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 the financial statements of Pre-Acquisition Velda Farms as of April 9, 1994 and December 31, 1993 and for the period from January 1, 1994 to April 9, 1994 and for the year ended December 31, 1993; and the financial statements of Swiss Dairy, a Corporation, as of December 30, 1995 and December 31, 1994 and for each of the three years in the period ended December 30, 1995 incorporated by reference into this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference. The consolidated financial statements of Garrido & Compania, Inc. as of June 30, 1996 and 1995 and for each of the years in the three year period ended June 30, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated herein by reference. The financial statements of Model Dairy, Inc. as of October 31, 1995 and 1994 and for the years then ended have been audited by Barnard, Vogler & Co., independent auditors, as stated in their report which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall encompass any amendment thereto) on Form S-4 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements, and other information filed by the Company with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such material may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is a publicly held corporation and its Common Stock is traded on the NYSE under the symbol "SZA." Reports, proxy statements, information statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York
10005. The Commission maintains a Web site that contains reports, proxy statements, information statements and other information regarding the Company. The Commission's Web site address is "http://www.sec.gov".

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities within any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation within such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                                        2,500,000 SHARES

                                                     SUIZA FOODS CORPORATION

                                                          COMMON STOCK

                                                          ------------

                                                           PROSPECTUS
                                                          ------------

     TABLE OF CONTENTS

                                         Page
                                         ----
Incorporation of Certain Information
  By Reference                             2
The Company                                3
Securities Covered By This Prospectus      3
Legal Matters                              4
Experts                                    4
Additional Information                     5

                                                         August 21, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The Company's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 21.  EXHIBITS, FINANCIAL STATEMENTS AND SCHEDULES.

     A.   EXHIBITS

     The Exhibits listed in the following Exhibit Index are filed as part of the Registration Statement:

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------

 4.1 Specimen of Common Stock Certificate (Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration
          No. 333-1858, and incorporated herein by this reference).
 5.1**    Opinion of Hughes & Luce, L.L.P.
21.1*     Subsidiaries of the Company.
23.1*     Consent of Deloitte & Touche LLP.
23.2**    Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1).
23.3*     Consent of KPMG Peat Marwick LLP.
23.4*     Consent of Barnard, Vogler & Co.
24.1**    Powers of Attorney.

---------------------

*    Filed herewith.
**   Previously filed.

     B.   FINANCIAL STATEMENTS AND SCHEDULES

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of the Company or notes thereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against the public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Company undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 21, 1997.

                                     SUIZA FOODS CORPORATION



                                     By: /s/ Tracy L. Noll
                                        ---------------------------------------
                                        Vice President, Chief Financial Officer
                                        and Principal Accounting Officer


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Title                           Date
---------                           -----                           ----

     *
------------------------   Chairman of the Board, Chief         August 21, 1997
Gregg L. Engles            Executive Officer and Director
                           (Principal Executive Officer)


------------------------   Director                             August __, 1997
Alan Bernon


     *
------------------------   Director                             August 21, 1997
Cletes O. Beshears


     *
------------------------   Director                             August 21, 1997
Hector M. Nevares


     *
------------------------   Director                             August 21, 1997
Gayle O. Beshears


------------------------   Director                             August   , 1997
Stephen L. Green


     *
------------------------   Director                             August 21, 1997
Robert L. Kaminski

Signature                           Title                           Date
---------                           -----                           ----

     *
------------------------   Director                             August 21, 1997
David F. Miller


------------------------   Director                             August __, 1997
P. Eugene Pender


------------------------   Director                             August __, 1997
Robert Piccinini


*By: /s/  Tracy L. Noll
    --------------------
     Tracy L. Noll,
     Attorney-in-Fact